FOR IMMEDIATE RELEASE

Contact:	Roger D. Plemens
President and Chief Executive Officer
(828) 524-7000

ENTEGRA FINANCIAL CORP. COMPLETES

ACQUISITION OF CHATTAHOOCHEE BANK OF GEORGIA

Franklin, North Carolina, October 2, 2017 — Entegra Financial Corp. (NASDAQ: ENFC) (“Entegra”), the holding company for Entegra Bank, today announced the completion of its acquisition of Chattahoochee Bank of Georgia (“Chattahoochee”) located in Gainesville, Georgia, effective the morning of October 1, 2017. Pursuant to the Agreement and Plan of Merger and Reorganization dated June 26, 2017, Chattahoochee merged with and into Entegra Bank. Chattahoochee will continue to operate as Chattahoochee Bank of Georgia until a system conversion is completed in March 2018.

Roger D. Plemens, President and CEO of Entegra and Entegra Bank commented, “We are excited to continue executing our strategy of building long-term franchise value by expanding into contiguous, high growth markets like Gainesville. We welcome Chattahoochee’s customers and are committed to continuing the high level of service they have received since 2008.”

Shareholders of Chattahoochee will receive a combination of cash and stock having a value of $14.75 in exchange for each share of Chattahoochee’s common stock held immediately prior to the effective time of the merger. The aggregate merger consideration paid by Entegra is approximately $34.9 million, which includes the cash-out of in-the-money stock options and warrants. Entegra expects to issue approximately 395,000 shares of its common stock in connection with the merger.

Effective upon the consummation of the merger, Jody Lail, Greg Barrett and Stephen Starke became Senior Vice Presidents of Entegra Bank. Roger D. Plemens stated, “We are thrilled to add Jody, Greg and Stephen to our team. They will bring stability for the Chattahoochee customers during the transition and will continue to have influence and decision- making authority in the community.”

About Entegra Financial Corp. and Entegra Bank

Entegra Financial Corp., with total assets of $1.4 billion at June 30, 2017, is headquartered in Franklin, North Carolina and is the holding company of Entegra Bank. Entegra’s shares trade on the NASDAQ Global Market under the symbol “ENFC”.

Entegra Bank now operates a total of 18 branches located throughout the Western North Carolina counties of Cherokee, Haywood, Henderson, Jackson, Macon, Polk and Transylvania, the Upstate South Carolina counties of Anderson, Greenville, and Spartanburg and the Northern Georgia counties of Pickens and Hall. The Bank also operates loan production offices in Asheville, North Carolina, Clemson, South Carolina, and Duluth, Georgia. For further information, visit the Entegra’s website www.entegrabank.com.

Disclosures About Forward-Looking Statements

The discussions included in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be “forward-looking statements.” Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of Entegra and its management about future events. These forward looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including financial and other estimates. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in Entegra’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Entegra undertakes no obligation to revise or update these statements following the date of this press release.